Exhibit 10.7

AETHER BUSINESS SYSTEMS SEPARATION: COST SHARING AGREEMENT

     This AETHER BUSINESS SYSTEMS SEPARATION: COST SHARING AGREEMENT (this “Agreement”) is made as of January 13, 2004, by and among Aether Systems, Inc., a Delaware corporation (“Aether”), TSYS Acquisition Corp, a Maryland corporation (“TSYS”), TeleCommunication Systems Limited, a corporation formed under the laws of the United Kingdom and a wholly owned subsidiary of Parent (“TCS Ltd.” and together with TSYS, the “Buyer”), and TeleCommunication Systems, Inc., a Maryland corporation (“TCS”). Terms used but not otherwise defined herein, shall have the meaning ascribed such term in the Purchase Agreement, as defined below.

WITNESSETH:

     WHEREAS, pursuant to that certain Purchase Agreement, dated as of December 18, 2003, by and among Aether, Buyer, and TCS relating to the purchase and sale of all issued and outstanding shares of Aether European Holdings, B.V. and certain assets of Aether comprising the company’s Enterprise Mobility Solutions division (as amended, the “Purchase Agreement”), Aether has agreed to sell, convey, transfer, assign and deliver to Buyer, and Buyer has agreed to acquire certain assets and to assume the Assumed Liabilities from Aether, in each case relating exclusively to the Business, which the parties agree will be achieved pursuant to (i) the purchase and sale of the Purchased Assets, (ii) the assumption of the Assumed Liabilities, and (iii) the purchase and sale of the Purchased Shares, all on the terms and subject to the conditions set forth in the Purchase Agreement; and

     WHEREAS, in connection therewith, each of Aether, Buyer and TCS desire, that Aether provide Buyer with certain transition services upon the terms and provisions and subject to the conditions of this Agreement.

     NOW, THEREFORE, in consideration of the foregoing premises and the covenants and agreements set forth herein, each of Aether, Buyer and TCS agrees as follows:

     1.   Services. During the Service Period (as defined in Section 5), upon the request of Buyer, Aether agrees to provide, or cause its Affiliates to provide, to Buyer from the date of this Agreement for the period of time described on Annex A attached hereto with respect to each of the services, the services set forth on Annex A. Such services shall be provided under the terms set forth on Annex A. Aether’s obligation to deliver any service is conditioned upon Aether’s obtaining the consent, where necessary, of any relevant third party provider. Aether shall use its commercially reasonable efforts, and Buyer and TCS shall cooperate fully with Aether in all respects, to obtain any consents that may be required from such licensors in order to provide any of the services hereunder. Buyer and TCS shall be responsible for purchasing any and all required hardware and software in support of any transitioned software systems unless specifically stated otherwise in this agreement. Aether may, in Aether’s sole discretion, provide Buyer with hardware to support Buyer’s implementation of transitioned software systems.

     2.   Billing and Payment. In accordance with the provisions of this Agreement, Buyer and TCS shall pay to Aether the following fees for the transition services to be provided by Aether under this Agreement (regardless of the nature or extent of the actual services rendered):

• January 2004	$20,000.00
• February 2004	$20,000.00
• March 2004	$20,000.00
• April 2004	$20,000.00
• May 2004	$10,000.00
• June 2004	$10,000.00

     Such amount shall be paid by check in accordance with the instructions provided by Aether in writing to Buyer, at the end of the calendar month specified. Buyer and TCS shall be jointly and severally liable for all payments required under this Section 2 and all the obligations under this Agreement.

     3.   General Intent. Aether shall use its commercially reasonable efforts to provide the transition services which are set forth on Annex A and such other transition assistance as the parties may otherwise agree during the Service Period. Each of Buyer, TCS and their respective Affiliates agrees to use their respective commercially reasonable efforts to terminate their need to use such assistance as soon as reasonably possible and (unless the parties otherwise agree) in all events to terminate such need with respect to each service specified in Annex A not later than the end of the period specified in Annex A for the provision of each such service. Buyer and TCS, on the one hand, and Aether, on the other hand, acknowledge that during the Service Period, each party may be utilizing and/or have access to software/systems of the other party. The parties shall cooperate to establish policies, procedures and protocols over joint usage of each parties software/systems to ensure the confidentiality and integrity of each party’s data. Buyer and Aether acknowledge that in the event either party is unable to migrate off of one or more of the software applications as described in this Agreement, within the time frames specified then both Buyer and Aether shall continue to cooperate and work in good faith with the other to complete the migration of the software application(s) including allowing the party which is migrating continued usage of the functioning software application, until such time as the migrating party is able to successfully migrate and implement its own software application(s).

     4.   Validity of Documents. The parties hereto shall be entitled to rely upon the genuineness, validity or truthfulness of any document, instrument or other writing presented in connection with this Agreement unless such document, instrument or other writing appears on its face to be fraudulent, false or forged.

     5.   Term of Agreement. The term of this Agreement shall commence on the date hereof and shall continue (unless sooner terminated pursuant to the terms hereof) until the services contemplated by this Agreement have been provided and the obligations of the parties hereunder have been fulfilled (such period the “Service Period,” or such shorter period as may be specified in Annex A with respect to particular services described in Annex A.) Upon termination of this Agreement, all rights and obligation of each party, other than those set forth in Sections 8 and 11 of this Agreement and other than any payments by Buyer and TCS for services provided through the date of termination shall cease as of the effective date of such termination, and any such unpaid amounts owed by Buyer and TCS shall be paid in accordance with the payment provisions of Section 2.

     6.   Partial Termination. Any and all of the services provided by Aether and its Affiliates hereunder are only terminable earlier than the period specified in Annex A by Buyer or TCS on thirty (30) days prior written notice to Aether. Any such termination shall be final.

     7.   Assignment. This Agreement shall not be assignable in whole or in part by Buyer or TCS without the prior written consent of Aether. Aether may assign, sell, delegate or otherwise transfer this Agreement or any of its rights and obligations hereunder as part of a merger, consolidation, corporate reorganization, joint venture, lease, sale of all or a portion of its assets, sale of stock or similar event; provided that in connection with any such transaction (a) the resulting, surviving or transferee Person (any such Person, a “Successor Company”) by operation of law, becomes, without more, bound by the terms and provisions of this Agreement or, if not so bound, the Successor Company expressly assumes the rights and obligations of Aether under this Agreement which are being transferred to such Successor Company, and (b) Aether shall notify Buyer and TCS in writing promptly (and in no event more than ten (10) days) after any such assignment, sale, delegation or transfer.

     8.   Confidentiality. Each party hereto agrees to hold, and use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning this Agreement and any services provided hereunder, provided, however, that to the extent that any of them may become so legally compelled, they may only disclose such information if they shall first have used best efforts to, and, if practicable, shall have afforded the other party the opportunity to, obtain an appropriate protective order or other satisfactory assurance of confidential treatment for the information required to be disclosed. If this Agreement is terminated, TCS and Buyer will, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to Aether, upon request, all documents and other materials, and all copies thereof, obtained by TCS and Buyer and their respective Affiliates or on their behalf from Aether or any of its Affiliates in connection with this Agreement that are subject to such confidence. Notwithstanding anything herein to the contrary, the parties agree (and each affiliate and person acting on behalf of such party) agree that each party (and each employee, representative, and other agent of such party) may disclose to any and all persons without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions and other tax analyses) that are provided to such party or such persons relating solely to such tax treatment and tax structure, except to the extent necessary to comply with any applicable federal or state securities laws.

     9.   Governing Law; Submission To Jurisdiction. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the law of the State of Maryland without regard to the conflict of law principles thereof.

     10.   Limitation of Liability. Aether shall not be liable to Buyer, TCS or any of their respective its Affiliates or any third party for any special, consequential or exemplary damages (including lost or anticipated revenues or profits relating to the same) arising from any claim relating to this Agreement or any of the services provided hereunder, whether such claim is based on warranty, contract, tort (including negligence or strict liability) or otherwise, even if an authorized representative of Aether is advised of the possibility or likelihood of the same. In addition, Aether shall not be liable to Buyer or TCS, any of their respective Affiliates or any third party for any direct damages arising from any claim relating to this Agreement or any of the services provided hereunder or required to be provided hereunder, except to the extent that such direct damages are caused by the gross negligence or willful misconduct of Aether or its Affiliates.

     11.   Default. In the event that (a) TCS or Buyer fails to pay any amount when due under this Agreement within sixty (60) days after written notice that such payment is due; or (b) TCS or Buyer fails to perform, or breaches or defaults under any other material term, condition or obligation of this Agreement, and such failure, breach or default is not cured within 90 days after written notice thereof, Aether shall have the right to terminate this Agreement without penalty to Aether and without prejudice to any other rights and remedies of Aether and its Affiliates.

     12.   Counterparts. This Agreement may be executed in one or more counterparts (including by means of telecopied signature pages), all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

     13.   Notices. All notices or other communications required or permitted to be delivered hereunder shall be in writing and shall be delivered by hand or sent by prepaid telex or telecopy, or sent, postage prepaid, by registered, certified or express mail, or reputable overnight courier service and shall be deemed delivered when so delivered by hand, telexed or telecopied with acknowledged receipt, or if mailed, five (5) calendar days after mailing (one (1) Business Day in the case of express mail or overnight courier service), as follows:

     If to Buyer or TCS:

TeleCommunication Systems, Inc. 275 West Street Annapolis, Maryland 21401 Attn: Thomas Brandt Telephone: (410) 280-1001 Facsimile: (410) 280-1048

     with a copy to:

Piper Rudnick LLP 6225 Smith Avenue Baltimore, Maryland 21209 Attn: Wilbert H. Sirota, Esq. Telephone: (410) 580-4264 Facsimile: (410) 580-3001

     If to Aether:

Aether Systems, Inc. 11460 Cronridge Dr. Owings Mills, Maryland 21117 Attn: David Oros Telephone: (410) 654-6400 Facsimile: (410) 654-6554

     and:

Kirkland & Ellis LLP 655 15th Street, N.W., Suite 1200 Washington, D.C. 20005 Attn: Mark D. Director, Esq. Telephone: (202) 879-5000 Facsimile: (202) 879-5200

or such other address or facsimile number as such party may hereafter specify in writing for the purpose by notice to the other parties hereto.

     14.   Amendment And Waiver. This Agreement may be amended, modified, superseded or canceled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or, in the case of a waiver, by or on behalf of the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of any condition, or of any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty.

     15.   Interpretation. The headings and captions contained in this Agreement and in Annex A attached hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The use of the word “including” and all variants thereof herein shall mean “including without limitation.”

     16.   No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any person.

     17.   Entire Agreement. This Agreement, the Purchase Agreement and the other agreements contemplated therein contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter.

     18.   Relationship of Parties. Except as specifically provided herein, none of the parties shall act or represent or hold itself out as having authority to act as an agent or partner of the other parties, or in any way bind or commit the other party to any obligations. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture, agency, trust or other association of any kind, each party being individually responsible only for its obligations as set forth in this Agreement.

     19.   Force Majeure. If Aether or any of its Affiliates is prevented from complying, either totally or in part, with any of the terms or provisions of this Agreement by reason of fire, flood, hurricane, storm, strike, lockout or other labor trouble, any law, order, proclamation, regulation, ordinance, demand or requirement of any governmental authority, riot, war, rebellion or other causes beyond the reasonable control of Aether or its Affiliates or other acts of God, then upon written notice to TCS and Buyer, the affected provisions and/or other requirements of this Agreement shall be suspended during the period of such disability and Aether and its Affiliates shall have no liability to TCS, Buyer, any of their respective Affiliates or any other party in connection herewith. Aether shall use all commercially reasonable efforts to remove such disability within thirty (30) days of giving notice of such disability.

[END OF PAGE]
[SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date and year first set forth above.

AETHER SYSTEMS, INC.
By:	/s/ David S. Oros
	Name:	David S. Oros
	Title:	Chief Executive Officer

TELECOMMUNICATION SYSTEMS, INC.
By:	/s/ Thomas M. Brandt, Jr.
	Name:	Thomas M. Brandt, Jr.
	Title:	Senior Vice President and Chief Financial Officer

TELECOMMUNICATION SYSTEMS, LTD.
By:	/s/ Thomas M. Brandt, Jr.
	Name:	Thomas M. Brandt, Jr.
	Title:	Senior Vice President and Chief Financial Officer

TSYS ACQUISITION CORP.
By:	/s/ Thomas M. Brandt, Jr.
	Name:	Thomas M. Brandt, Jr.
	Title:	Senior Vice President and Chief Financial Officer

ANNEX A
TO
AETHER BUSINESS SYSTEMS SEPARATION: COST SHARING AGREEMENT

     This Annex A sets forth the transition services to be provided by Aether to Buyer and TCS relating to the operation of the Business. To the extent that transition services set forth on this Annex A may be provided to Buyer and TCS, such services will be provided in a commercially reasonable manner. In the event Aether reasonably determines that the performance of any of the transition services is commercially unreasonable and Aether informs Buyer and TCS it intends to cease the performance of such services, Buyer and TCS, on one hand, and Aether, on the other hand, shall enter into prompt and good faith negotiations to resolve Aether’s inability to provide the services in question.

Service	Service Period

1. Human Resources

      (a)  Since all Transferred Employees will be terminated effective with the Closing Date, there will be no need for a payroll transition. Terminating employees will receive a final pay check from Aether including a payout of all accrued and unused paid time off (vacation).
N/A

      (b)  Administration of Transferred Employees’ 401(k) Plan: All Transferred Employees will be terminated from Aether’s 401(k) plan as a normal termination. Any Transferred Employee who wishes to roll over their balances into TCS’s plan will do so as new hires of TCS. Transferred Employees will also have the option to keep their balances in Aether’s 401(k) Plan if such balance exceeds $5,000.
N/A

      (c)  Tuition Reimbursement – Aether shall provide a schedule detailing all amounts currently payable as of the date of Closing or amounts committed and payable upon completion of class work under the Aether Tuition Reimbursement Plan to Transferred Employees. TCS shall be responsible for reimbursement of all amounts payable or committed as of the Closing Date.
Within one week of Closing

(d) Aether shall provide a complete demographic report of all Transferred Employees.	One day prior to Closing

      (e)  Stock Option/Restricted Share Plans – Aether will terminate each Transferred Employee’s participation in said plans in accordance with both Aether’s customary policies and procedures, as well as the terms and conditions of the respective plans.
N/A

      (f)  Transition of Aether employees to TCS Benefit Programs – Transferred Employees will be terminated from all Aether Employee Benefits Plans effective as of the date of Closing. Health, dental and vision coverage shall continue in force through the end of the month in which the termination occurs. Transferred Employees will be eligible to purchase COBRA through Aether if they so choose.
N/A

Service	Service Period

(g) Aether shall retain ownership of its existing Plan View Project Management system.	N/A

(h) Aether will retain ownership of the E-Time hourly employee time reporting system. Aether will provide hourly reporting services until Closing.	N/A

2. Legal Services

      (a)  Aether shall provide Buyer with access to employees in its legal department, during normal business hours and on reasonable notice, to answer questions regarding the Assigned Contracts, as is deemed reasonable by Aether.
6 Months

(b) Aether shall use reasonable means to notify vendors and customers of the Business which exists as of the date of Closing, of the sale of the Business to Buyer.	Within one month of Closing

3. Financial Services

      (a)  Aether shall provide Buyer with two (2) replicated instances of its existing Solomon 5.0 accounting software (Solomon Foundation, General Ledger, Accounts Receivable, Inventory, Accounts Payable, Purchasing and Customization manager modules only) along with any existing customizations relating to the Business as it exists at Closing, including but not limited to credit card billing, consolidated billing, sales tax and lockbox receipts. Buyer to obtain requisite licenses, at Buyer’s cost, for the Solomon 5.0 software and supply necessary hardware, consistent with a specification outlined by Aether, to support installation. Aether shall install and configure all existing customizations/integrations with AESOP, Global Payments (existing Aether credit card processor) and customer support website. Aether shall deliver a functional Solomon 5.0 environment to include AESOP and Soloman 5.0, as described in this Section 3(a), to support the Business.
Delivery to occur subsequent to Aether’s January accounting close which in no event shall be later than February 15, 2004

      (b)  Aether shall provide Buyer with its existing Solomon 2.06 implementation, including hardware, databases and maintenance agreements, if any, which is currently used to support the domestic market data business.
At Closing

      (c)  Aether shall assist Buyer, where possible, in the preparation of monthly financial information including assistance in preparing certain schedules in support of general ledger balances. Buyer will be utilizing its own general ledger software and chart of accounts which differs from that currently used by Aether. Aether shall provide assistance to Buyer with preparation of financial statements along with supporting schedules as needed by Buyer. Buyer acknowledges that Buyer will be establishing its own unique chart of accounts and utilizing existing general ledger and accounts payable software systems subsequent to Closing.
3 Months

      (d)  Aether shall assist Buyer in the preparation of certain revenue and sales tax withholding information in support of the filing of Buyer’s sales tax returns. Buyer acknowledges that Aether’s assistance shall be limited to reports of sales by state and sales tax withholdings by state generated from the Solomon 5.0 system. Aether shall not assist in the preparation of any sales tax filings nor should
3 Months

Service	Service Period

Buyer construe any assistance provided as advice relating to the filing of any sales tax returns.

      (e)  Aether shall generate reports using Solomon 5.0 standard reporting (Crystal Reports) and SQL scripts, as feasible, to assist in the operation of the Business and based upon information available to Aether in Aether managed financial and operational software applications. Aether will only be able to produce those reports which can be generated from information in systems it continues to manage during the Service Period. Aether will not be able to run purchasing, payable or various other reports which rely on systems not supported by Aether (i.e. G/L). Aether shall provide existing Crystal Reports Templates and SQL scripts used in the operation of the Business.
3 Months

(f) Aether shall provide reporting and support, as appropriate, to Buyer for the Crystal Reports reporting software.	Until such time as Buyer is able to acquire its own license

4. General Ledger

(a) Aether has provided Buyer with its existing chart of accounts, including sub-ledger detail, for the Solomon systems described in Section 3(a) and 3(b).	N/A

      (b)  Aether shall provide Buyer with opening general ledger balances, along with supporting schedules, consistent with Aether’s existing chart of accounts, which support the Purchased Assets, Assumed Liabilities and AAE Purchased Assets on the Closing Balance Sheet.
At the delivery of the Closing Balance Sheet, which shall not be later than forty (40) days from the date of Closing.

      (c)  Aether shall prepare a preliminary list of fixed assets which shall include (i) all production network equipment, LAN infrastructure and furniture and desktop computer equipment used exclusively by Employees of the Business as of the Closing Date and currently installed at 11460 Cronridge Drive, Owings Mills, Maryland, (ii) all common area furniture (ie. furniture located in the kitchen and conference room) which is primarily used by Employees of the Business and currently installed at 11460 Cronridge Drive, Owings Mills, Maryland, and (iii) all production network equipment and furniture and desktop computer equipment used exclusively by Employees of the Business as of the Closing Date and currently installed at 11445 Cronridge Drive, Owings Mills, Maryland. Additionally, Aether shall provide Buyer with approximately 45 file/application servers and 15 routers which are not currently installed at 11460 Cronridge Drive, Owings Mills, Maryland to be used to fulfill the hardware requirements under this Agreement.
Preliminary list within fifteen (15) days of Closing; final list no later than forty (40) days from the date of Closing.

5. Accounts Payable

      (a)  Aether shall provide Buyer with copies of invoices along with appropriate detail (such as receiving reports or written approvals for payment) of accounts payable included on the Closing Balance Sheet (“Closing Accounts.
As applicable

Service	Service Period

Payable Invoices”) no later than 15 days from the date of Closing. Closing Accounts Payable Invoices may contain charges for goods and services which pertain solely to the Business or, both to the Business and to Aether (“Commingled Charges”). All payments of Closing Accounts Payable Invoices containing charges pertaining solely to the Business shall be presented to Buyer and Buyer shall remit payment to the vendor when due. All payments of Closing Accounts Payable Invoices with Commingled Charges shall be remitted to the vendor by Aether. Aether shall notify Buyer subsequent to payment of these invoices and provide Buyer with detail of amounts paid on behalf of Buyer. Buyer shall reimburse Aether by check, or if the amount of reimbursement being requested exceeds $100,000 in the aggregate, by wire transfer, within 5 days of receipt of notice. Seller shall not provide notice requesting reimbursement more frequently than bi-weekly.

      (b)  During the Service Period, Aether will continue to receive invoices, addressed to Aether, for goods and services provided to the Buyer for the period subsequent to Closing (“Post Closing Invoices”). Post Closing Invoices shall be handled in the same manner as Closing Accounts Payable Invoices, as discussed in Section 5(a).
As applicable

(c) Aether has provided Buyer with a current vendor list relating to the Business as of Closing.	N/A

      (d)  Buyer and Aether shall jointly develop a plan to transfer vendor account relationships to Buyer. Vendor accounts for goods and services pertaining solely to the Business shall be transferred to Buyer. Vendor accounts for goods and services pertaining to both the Business, as well as other Aether business units, shall remain with Aether and Aether shall assist Buyer in establishing new account relationships with those particular vendors.
As applicable

6. Purchasing

      (a)  Aether shall provide to Buyer hard-copy detail, by vendor, of all open purchase orders as well as receiving information or payment approvals for items not yet paid which exist as of the date of Closing.
Within 1 week of Closing

(b) Subsequent to Closing, Buyer shall utilize its own internal purchase order system.	N/A

7. Order Entry and Product Fulfillment

      (a)  Order entry and product fulfillment activities, including those relating to the Blackberry product line, are accomplished using Aether’s AESOP computer software. Aether shall provide Buyer with its existing AESOP implementation, including hardware, software data bases and maintenance agreements, if any. The AESOP software was developed internally by Aether however, Buyer will obtain licensing, if required, for any underlying software. Buyer acknowledges that Aether utilizes the AESOP software for its other business lines and Buyer shall provide Aether with access consistent with its existing usage, along with support services. Aether to provide a list of third party licenses before
5 Months

Service	Service Period

Closing.

      (b)  All code base, supporting custom web sites existing as of Closing, which support customer ordering and customer service for the Business, shall be transferred to Buyer. All email addresses and domain names, relating to the Business, shall be governed in accordance with the Trademark License Agreement. Any websites currently hosted on Aether’s existing Internet server hardware shall be transitioned to hardware specified by Aether and provided by Buyer.
2 Months

8. Billing, Accounts Receivable and Collection

      (a)  Billing and collection will be performed by Buyer personnel utilizing Aether’s existing Solomon 5.0 system until delivery of the Solomon 5.0 environment as described in Section 3(a). Aether shall provide support as required for these functions.
Until delivery of environment described in Section 3(a)

      (b)  Aether shall transfer to Buyer, a copy of Aether’s database supporting all active customers and related customer data files, including detailed accounts receivable history, relating to the Business, as of a date to be determined by Buyer. This database shall be integrated with delivery of the Solomon 5.0 environment described in Section 3(a). Aether shall also provide Buyer with a hard copy of accounts receivable as of December 31, 2003 by January 15, 2004 and January 31, 2004 by February 3, 2004.
As applicable

      (c)  Buyer shall establish its own lockbox accounts with which to accept customer payments on behalf of the Business. Aether shall assist Buyer in notifying existing Business customers of new Payee and remittance address information. Amounts received directly by Aether or in Aether’s lockbox, on behalf of Buyer shall be remitted to Buyer on a bi-weekly basis, by check or by wire transfer if the amount to be remitted is greater than $100,000, and all such funds in Aether hands in time to be deposited into Buyer’s bank account by any quarter-end date
As applicable

9. Other Operations

      (a)  Clarify CRM System (“Clarify”) – Aether shall maintain responsibility for Clarify subsequent to Closing and shall provide Buyer with ongoing access consistent with prior Business usage. No later than February 27, 2004, Buyer shall notify Aether of its intent relative to the adoption of Clarify. If Buyer notifies Aether of its intent not to adopt Clarify as its CRM solution then Aether shall provide Buyer with a copy of the then current Clarify database, excluding all Aether data, as of a point in time mutually agreed upon by Aether and Buyer. Conversely, if Buyer notifies Aether of its intent to adopt Clarify as its CRM solution, Aether shall have up to 7 months to procure new hardware and software, at Buyer’s expense, and migrate from the existing implementation of Clarify. Buyer and Aether agree to cooperate in support of Aether’s migration.
7 Months

      (b)  AT&T/Lucent Telephone System – Buyer shall take ownership of the AT&T/Lucent telephone system, the ACD software and attendant maintenance agreements, if any, at Closing. Aether shall work with Buyer to establish/transfer carrier agreements supporting voice connectivity to Buyer. Aether shall retain
6 Months

Service	Service Period

rights to all local and toll-free telephone numbers except those which are exclusive to the Business. Buyer acknowledges that the phone system discussed in this section is Aether’s primary phone system used to support its remaining operations. Subsequent to Closing, Buyer shall provide Aether with ongoing access consistent with its existing usage, along with support services, until such time as Aether is able to implement a replacement telephone system. Based on Automated Call Distribution data and other sources, Buyer will provide detail and bill Aether for monthly local and long distance charges incurred through Aether’s usage of the AT&T/Lucent System, if any.

      (c)  StarTeam Software Configuration Management System (“SCM”) – Buyer shall assume responsibility for the SCM subsequent to Closing. Buyer shall provide Aether with ongoing access to the existing SCM, consistent with Aether’s current usage, until such time as Aether is able to migrate from the existing implementation of the SCM. Buyer and Aether shall cooperate to assist in deploying a new implementation of the SCM for Aether. Buyer to provide Aether with a copy of its existing SCM data repository relating to Aether’s remaining business, as of a point in time mutually agreed upon. Aether to obtain necessary hardware along with requisite licensing for new SCM software, at Aether’s expense, to support Aether’s new SCM implementation. Buyer and Aether acknowledge that Aether is attempting to allocate its existing SCM license between Buyer and Aether in lieu of purchasing a new license for Aether.
7 Months

(d) Network Operations/PocketBlue/Pocket FD Service	As applicable

(i) Subsequent to Closing, Buyer shall continue to host and provide on going support for Aether’s hardware, software and connectivity relating to its PocketBlue/Pocket FD service.

(ii) Buyer shall continue to provide licensing, in accordance with the Deal License Agreement for AIM and Certicom relating to Aether’s Pocketblue/Pocket FD application.

            (iii)   Under the direction of Aether, Buyer shall continue to bill Aether’s customers for Pocketblue service at agreed upon amounts on a monthly basis. Buyer shall remit amounts billed to Aether on a monthly basis.

(iv) The services are deemed separate from the scope of other transition services, and will be provided indefinitely, at the option of Aether, at a monthly price of $4,000.

10. Information Technology

(a) Aether shall provide the following to Buyer during the Service Period for the specified time periods:	6 Months

(i) Network monitoring and security support using the following applications currently utilized by Aether:

(A) McAfee anti-virus
(B) Elron

Service	Service Period

(C) ISS Real Secure

Aether shall provide the above utilizing existing licenses. Upon expiration of existing licenses, Buyer shall procure its own licenses.

(ii) Remote user access through use of VPN (network) and Outlook Web Access (email).

(iii) User access for Solomon and Clarify using Citrix terminal servers.

(iv) Data storage space during the Service Period.

(v) Continued support of Exchange email and print and file services for Transferred Employees.

(b) Aether shall provide Buyer with its existing production tape backup system located in Aether’s existing data center.	At Closing

      (c)   Aether shall provide Buyer with its existing Micromuse Netcool implementation, including hardware, software and maintenance agreements, if any, which is currently used to support data center operations. Buyer is responsible for obtaining requisite licensing for the software from Micromuse. Subsequent to Closing, Buyer shall provide Aether with ongoing access to the existing implementation, consistent with its existing usage, along with support services, until such time as Aether is able to implement a replacement system.
4 Months

11. Facilities

      (a)   Continued operation of the Best Access building security system (system to be retained by Aether) consistent with past practice. At Buyer’s option, Buyer and Aether shall cooperate to modify system as appropriate, at Buyer’s cost, to meet the needs of Buyer.
Within ninety (90) days of Closing

      (b)   Aether will endeavor to move its personnel from 11460 Cronridge Drive as soon as possible after closing. Aether employees not directly supporting transition activities, as outlined herein, shall vacate within 90 days of the date of Closing. Remaining Aether employees shall move as soon as reasonably possible subsequent to completing their transition responsibilities.
As applicable

12. Network Connectivity and Airtime

      (a)   During the Service Period, for the specified interval, Aether and Buyer shall jointly provide support as may be required by Buyer to support network connectivity and airtime through existing vendor relationships. Buyer acknowledges that network connectivity is currently managed by certain Aether employees who will become Transferred Employees subsequent to Closing.
6 Months

      (b)   Buyer and Aether shall jointly develop a plan to transfer certain airtime and network connectivity relationships to Buyer. Relationships for airtime and network connectivity pertaining solely to the Business shall be transferred to
2 Months

Service	Service Period

Buyer. Relationships for airtime and network connectivity pertaining to both the Business, as well as other Aether business units, shall remain with Aether and Aether shall assist Buyer in establishing new account relationships with those particular vendors.

(c) Aether will work with Buyer to transfer to Buyer the Autonomous System (AS) number and ARIN IP address space currently assigned to Aether in support of the EMS business.	2 Months

13. Employee Wireless Devices

      (a)   Subsequent to Closing, Aether shall provide Buyer with a listing, by MAN number, of Rim devices running Blackberry by Aether service, utilized by Aether and Aether’s employees. Buyer and Aether shall enter into a Blackberry end user license agreement with respect to those MAN numbers on terms reasonably acceptable to Aether. The monthly fee to Aether for Blackberry Service access shall be $46.99 for each activated device. Subsequent to Closing, Aether shall not be responsible for payment of any wireless service except as indicated on the listing prepared in accordance with this Section 13(a).
Within one month of Closing

      (b)   As soon as practical, Aether and Buyer shall jointly develop a plan to transfer cellular telephones and other devices (aircards, etc), used by Transferred Employees, as of Closing, from Aether’s accounts to either Buyer’s existing accounts or to newly established Buyer accounts.
Within one month of Closing

14. Marketing

      (a)   MarketFirst Lead Management System (“Marketfirst”): Buyer shall assume responsibility for MarketFirst subsequent to Closing. Buyer shall provide Aether with ongoing access to the existing MarketFirst implementation, consistent with Aether’s current usage, until such time as Aether is able migrate off of the existing implementation. Buyer and Aether shall cooperate to assist in deploying a new implementation of MarketFirst for Aether. Buyer to provide Aether with a copy of its existing MarketFirst data repository relating to Aether’s remaining business, as of a point in time mutually agreed upon. Aether to obtain necessary hardware along with requisite licensing for new MarketFirst software, at Aether’s expense, to support Aether’s new MarketFirst implementation.
7 Months